Exhibit 10.31

BURLINGTON NORTHERN SANTA FE CORPORATION

COMPENSATION AND DEVELOPMENT COMMITTEE

December 11, 2002

APPROVAL OF VESTING AND EXTENSION OF STOCK AWARDS

FOR CHARLES L. SCHULTZ

Recommend approval of the following resolution.

VESTING AND EXTENSION OF STOCK AWARDS

WHEREAS, Burlington Northern Santa Fe Corporation (the “Company”) deems it is in the best interest of the Company to provide certain stock benefits to Charles L. Schultz as Executive Vice President and Chief Marketing Officer of the Company to encourage his continued service; and

WHEREAS, the Compensation and Development Committee (the “Committee”) wishes to exercise its authority under Section 11.8 of the BNSF Corporation 1996 Stock Incentive Plan and the BNSF Corporation 1999 Stock Incentive Plan (the “Plans”) pursuant to which the Committee may determine that a participant’s termination will not result in a forfeiture or other termination of the stock award;

NOW THEREFORE, IT IS RESOLVED, that pursuant to the authority granted under the Plans, the Committee hereby determines that all outstanding awards of Mr. Schultz under the Plans granted prior to the date of this resolution shall vest upon termination of employment (without proration), provided, however, that the performance criteria with respect to any performance-based restricted stock shall continue to apply, and provided, further, that if termination occurs prior to June 30, 2003, such vesting must be approved by the Chairman of the Committee; and

FURTHER RESOLVED, that all Option Awards of Mr. Schultz outstanding immediately prior to his date of termination, except for those with an expiration date of May 25, 2003, or those Non-Qualified Stock Options with a grant date of January, 2000, which are not exercised within the existing post-employment exercise window of three (3) months or three (3) years following the date of termination shall remain in effect until the earlier of the award expiration date which would have applied but for the date of termination or the fifth (5th) anniversary of the date of termination; provided however that Incentive Stock Options not exercised prior to the date of termination shall be deemed to be Non-Qualified Stock Options on the day following the date of termination; and

FURTHER RESOLVED, that the officers of the Company are authorized and empowered by and on behalf and in the name of the Company to do and perform, or cause to be done and performed, all such acts, deeds and things and to make, execute, and deliver, or cause to be made, executed, and delivered, all such agreements, undertakings, documents, instruments, or certificates and to pay all such fees and expenses as each such officer may deem necessary or appropriate to effectuate or carry out fully the purpose and intent of the foregoing resolutions.

Compensation and Development Committee

Fort Worth, Texas

December 11, 2002